Exhibit 10.3

AUBURN NATIONAL BANCORPORATION INC AND SUBSIDIARIES

EXHIBIT 10.3 – SUMMARY OF DIRECTOR AND EXECUTIVE COMPENSATION

Description of Director Compensation

Each director of Auburn National Bancorporation (the “Company”) and Auburn Bank (the “Bank”) currently receives $600 for each Company and Bank board meeting attended. In addition, for his services as such, the Chairman of the Company’s and the Bank’s Board of Directors receives $1,200 for each meeting attended. Members of the Audit Committee and Compensation Committee of the Company which also serve as the Audit Committee and Compensation Committee of the Bank, receive an additional fee of $100 for each committee meeting attended, while each Chairman of these committees receives $200 per meeting. Members of the Bank’s Loan Committee, Asset/Liability Committee and IT/IS Steering Committee receive $100 per meeting attended. The Company’s and the Bank’s directors may receive year-end bonuses based upon the Company’s financial performance. In 2004, total fees and bonuses paid to Company and Bank Directors equaled $116,900. The compensation of directors may be changed from time to time by the Board of Directors upon recommendation of the Compensation Committee without shareholder approval.

Description of Named Executive Officer Compensation

Total compensation to the named executive officers (as defined in Securities and Exchange Commissions Regulation S-K Item 402(a)(3)) of the Company and the Bank is primarily composed of two types of compensation: (1) base salary and (2) short-term annual cash incentive compensation.

Base Salary

Individual base salaries and increases for the Company’s named executive officers, other than the President and Chief Executive Officer, are recommended annually by the Chief Executive Officer to the Compensation Committee and are determined by the Company’s Board of Directors, upon recommendation by the Compensation Committee. The philosophy of the Company is that compensation should be based on individual annual performance and the performance of the Company, and should be competitive with the market. With respect to the Chief Executive Officer, the Compensation Committee reviews the financial performance of the Company as well as published data regarding compensation of chief executive officers of comparable financial institutions located in comparable markets and of local banks and thrifts. The Compensation Committee recommends the compensation of the Chief Executive Officer to the Board of Directors for final approval. The approval process takes place without the presence of the Chief Executive Officer.

Set forth below are the 2005 base salaries of the following named executive officers of the Company. Base salaries paid in 2004 are also shown for comparison.

Named Executive Officer	2005	2004
E. L. Spencer, Jr.	$200,000	$195,672
Robert W. Dumas	170,000	161,705
Terrell E. Bishop	122,477	117,766
Jo Ann Hall	122,521	117,809
W. Thomas Johnson	110,943	106,676

Short-Term Annual Cash Incentive Compensation

Short-term annual cash incentive compensation in the form of bonuses is intended to align short-term cash compensation of eligible Company officers with individual performance and Company performance. The Compensation Committee, using recommendations of the Chief Executive Officer and with full Board approval, approves annual bonus payments to those officers who have made contributions to the Company’s profitability, as measured and reported through individual performance goals established at the beginning of the year. This philosophy controls compensation expenses and rewards past performance by reducing the need for significant annual base salary increases.

Set forth below are the annual cash bonuses paid in 2005 to the Company’s named executive officers for performance in the year ended December 31, 2004.

Named Executive Officer	2004
E. L. Spencer, Jr.	$65,500	(1)
Robert W. Dumas	76,000	(2)
Terrell E. Bishop	22,000
Jo Ann Hall	20,000
W. Thomas Johnson	18,500

Total	$202,000

(1)	Includes a bonus of $30,500 paid to Mr. Spencer in August 2004 as a result of the Bank’s performance in 2003 and the first quarter results of 2004 and a bonus of $35,000 paid to Mr. Spencer in February 2005 which was accrued as of December 31, 2004 as a result of the Bank’s performance in 2004.
(2)	Includes a bonus of $36,000 paid to Mr. Dumas in August 2004 as a result of the Bank’s performance in 2003 and the first quarter results of 2004 and a bonus of $40,000 paid to Mr. Dumas in February 2005 which was accrued as of December 31, 2004 as a result of the Bank’s performance in 2004.

Annual cash bonuses for 2005 will be determined in early 2006. The Company expects individual 2005 bonuses to be determined using the same criteria as applied to determine 2004 bonuses.

Other Compensation

In addition to base salary and short-term annual cash incentive compensation, certain officers of the Company and the Bank, including the named executive officers, receive compensation in the form of Company contributions to the 401(k) Plan. Any such compensation paid to the Company’s named executive officers under these compensation arrangements during 2004 will be set forth under “Other Compensation” in the Summary Compensation Table of the Company’s 2005 Proxy Statement to be filed with the Commission on Schedule 14A.